Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2015 SECOND QUARTER RESULTS

New York, New York, August 7, 2015: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter ended June 30, 2015.

Second Quarter 2015 Compared to Second Quarter 2014:

•	Net sales were $102.0 million compared to $118.2 million; at comparable foreign currency exchange rates, net sales decreased 5.2%;
•	European-based operations generated net sales of $77.1 million compared to $94.7 million;
•	Sales by U.S.-based operations rose 5.7% to $24.9 million from $23.5 million;
•	Gross margin was 59.1% of net sales compared to 57.6%;
•	S,G&A expense as a percentage of net sales was 51.1% compared to 46.8%;
•	Operating income was $8.2 million compared to $12.9 million;
•	Net income attributable to Inter Parfums, Inc. was $4.4 million or $0.14 per diluted share compared to $6.1 million or $0.20 per diluted share.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “As was the case in the first quarter, second quarter sales for European-based operations were lower than those of the 2014 second quarter due to three primary factors: currency fluctuations, difficult comparisons and weakness in certain markets. The greatest headwind came from the 19% depreciation of the euro versus the dollar, which served to mask sales growth for some brands, and exacerbate declines for others. Additionally, some brands had challenging comparisons against very strong new product launches in the second quarter of 2014. For example, our largest brand, Montblanc, experienced a 23% decline in local currency and a 38% reduction in dollars due largely to the high bar set by the launch of Emblem in the second quarter of last year. Lastly, the economic environments in some of our markets, particularly Eastern Europe and China, have weakened in 2015. For instance, brand sales for Lanvin, another one of our largest names, were down 9% and 27% in local currency and dollars, respectively, largely due to weak demand in Eastern Europe, where the brand is especially popular. Partially offsetting these declines, Jimmy Choo once again delivered very positive results. Continued excitement over the Jimmy Choo Man line, particularly in the U.S., along with the women’s fragrance, Jimmy Choo Blossom, which launched earlier this year, combined to generate sales growth of 62% in local currency and 30% in dollars for the brand.

“Our U.S.-based operations delivered solid growth in the second quarter,” continued Mr. Madar. “The 6% increase in sales during the period reflects the successful launches of Extraordinary by Oscar de la Renta and Icon by Dunhill earlier this year. Mitigating some of these gains was the decline in Anna Sui brand sales, due to continued negative market conditions in China. Anna Sui product sales were down 24% in the second quarter of 2015 as compared to the prior year second quarter.

“Looking ahead through this year and next, we remain optimistic about our prospects. One reason for our optimism relates to the launch of several new fragrances, including this month’s debut of Jimmy Choo Illicit. For Montblanc, our plans call for the unveiling of Lady Emblem during the second half of 2015, which should boost brand sales as the year progresses and into 2016. Lanvin sales should also benefit from new launch activity in the coming months, with the introduction of a new scent for women, Éclat de Fleurs. For our U.S. brands, this October we will be launching Romantica, a new women’s scent from Anna Sui. In addition, we are continuing the global roll out of new products introduced under the Oscar de la Renta and Dunhill labels earlier this year.

Inter Parfums, Inc. News Release August 7, 2015	Page 2

Mr. Madar concluded, “With respect to growth drivers for 2016, in early June of this year, we closed on our acquisition of the Rochas brand, and have begun work on developing new fragrances and marketing programs to capitalize on the potential of this brand. We are doing the same with Abercrombie & Fitch, Hollister and Coach, and expect them to spur growth for Inter Parfums in the coming year and beyond.”

Discussing factors impacting profitability, Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc. stated, “Gross profit margin for our European operations was 62.9%, up 320 basis points from the second quarter of 2014 as a result of the strength of the U.S. dollar against the euro. A strong dollar has a positive impact on the profitability of our European operations as nearly 50% of our European operation’s sales are denominated in dollars, while most of our costs are incurred in euro. During the second quarter of 2015, the average dollar/euro exchange rate was 1.11, a 19% strengthening of the dollar as compared to 1.37 in the second quarter of 2014. Gross margin for our U.S. operations, although down 210 basis points in the second quarter of 2015 compared to the prior year, improved 280 basis points for the six months ended June 30, 2015, compared to the prior year period, driven by a favorable mix shift towards newer fragrances from our prestige brands such as Oscar de la Renta and Dunhill. The increase in selling, general and administrative expenses as a percentage of net sales reflects reduced absorption of fixed costs in our European operations due to the lower sales level during the quarter. In our U.S. operations, selling, general and administrative expenses as a percentage of sales was flat with the prior year quarter, as royalty and advertising expenses rose proportionately to the sales increase, primarily related to more recently signed prestige product licenses, Oscar de la Renta and Dunhill.”

Mr. Greenberg pointed out, “We closed the quarter with working capital of $342 million, including approximately $229 million in cash, cash equivalents and short-term investments, and $89.7 million of long-term debt, relating to the term loan we entered into to finance the Rochas acquisition.”

2015 Guidance

Mr. Greenberg concluded by saying, “We currently expect 2015 net sales to come in at a range of $460 to $470 million, resulting in net income per share attributable to Inter Parfums in the range of $0.95 to $1.00 per diluted share. Our current guidance takes into account continued negative market conditions prevailing in China and Eastern Europe. Our guidance also assumes the dollar remains at current levels.”

Dividend

The Company’s regular quarterly cash dividend of $0.13 per share will be paid on October 15, 2015 to shareholders of record on September 30, 2015.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Monday, August 10, 2015. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums, Inc. News Release August 7, 2015	Page 3

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Gap, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2014 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release August 7, 2015	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net sales	$102,021	$118,192	$211,270	$239,923

Cost of sales	41,696	50,076	83,335	102,577

Gross margin	60,325	68,116	127,935	137,346

Selling, general and administrative expenses	52,083	55,265	98,627	107,073

Income from operations	8,242	12,851	29,308	30,273

Other expenses (income):
Interest expense	613	574	771	847
Loss on foreign currency	80	122	2,086	72
Interest income	(776)	(948)	(1,972)	(2,059)

	(83)	(252)	885	(1,140)

Income before income taxes	8,325	13,103	28,423	31,413

Income taxes	2,805	5,436	9,598	11,596

Net income	5,520	7,667	18,825	19,817

Less: Net income attributable to the noncontrolling interest	1,169	1,558	4,467	4,814

Net income attributable to Inter Parfums, Inc.	$4,351	$6,109	$14,358	$15,003

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.14	$0.20	$0.46	$0.49
Diluted	$0.14	$0.20	$0.46	$0.48

Weighted average number of shares outstanding:
Basic	30,988	30,938	30,984	30,919
Diluted	31,107	31,069	31,089	31,063

Dividends declared per share	$0.13	$0.12	$0.26	$0.24

Inter Parfums, Inc. News Release August 7, 2015	Page 5

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	June 30, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$76,931	$90,138
Short-term investments	151,901	190,152
Accounts receivable, net	89,486	90,124
Inventories	122,352	102,326
Receivables, other	1,959	1,542
Other current assets	5,780	4,504
Income tax receivable	866	929
Deferred tax assets	7,180	6,848

Total current assets	456,455	486,563

Equipment and leasehold improvements, net	8,618	9,187

Trademarks, licenses and other intangible assets, net	208,637	98,531

Other assets	9,319	10,225

Total assets	$683,029	$604,506

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$--	$298
Current portion of long-term debt	21,910	--
Accounts payable - trade	53,302	46,646
Accrued expenses	33,120	49,194
Income taxes payable	2,011	3,773
Dividends payable	4,030	3,717

Total current liabilities	114,373	103,628

Long-term debt, less current portion	89,727	--
Deferred tax liability	4,394	2,154

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,003,908 and 30,977,293 shares at June 30, 2015 and December 31, 2014, respectively	31	31
Additional paid-in capital	61,015	60,200
Retained earnings	380,421	374,121
Accumulated other comprehensive (loss)	(39,459)	(15,823)
Treasury stock, at cost, 9,897,995 common shares at June 30, 2015 and December 31, 2014, respectively	(36,464)	(36,464)

Total Inter Parfums, Inc. shareholders’ equity	365,544	382,065

Noncontrolling interest	108,991	116,659

Total equity	474,535	498,724

Total liabilities and equity	$683,029	$604,506